Exhibit 99.1

UTSTARCOM ANNOUCES PRELIMINARY THIRD QUARTER 2005 FINANCIAL RESULTS

Q3 2005 Revenue and Profits Primarily Impacted by Delay in Revenue Recognition Related to mVision Contract

The Company is also Evaluating its Long-Lived Assets for Possible Impairment

Company Will Hold a Conference Call at 2:00pm PDT/ 5:00pm EDT Today to Discuss its Preliminary Results

ALAMEDA, Calif., October 6, 2005 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced that revenues and profits for the third quarter 2005 will be below management guidance provided on August 2, 2005.  The Company currently expects total revenues of approximately $620 million to $640 million compared to its previous target range of $660 million to $680 million.

The Company attributes the revenue shortfall primarily to the delay in recognition of approximately $40 million in revenues related to a contract with Softbank BB for its mVision, IPTV solution.  Due to the high-margin nature of the mVision product, this delay is expected to have a meaningful impact on overall gross margins for the quarter.  In addition, overall third quarter gross margins were also negatively impacted by other factors, principally, the recording of additional warranty reserves in the broadband business segment. As such, gross margins are expected to be approximately 9% to 11%. Previous guidance called for gross margins in the range of 15% to 18%.

“While we are disappointed that revenues from this contract are being pushed out from the third quarter, this is primarily a timing issue,” said Hong Lu, chief executive officer and president of UTStarcom. “UTStarcom has been shipping mVision to Softbank BB since early 2005, and we are pleased with the performance of our product to date.  Softbank BB launched its commercial IPTV network in July of this year, and we are currently in discussions with them for two mVision expansion contracts.”

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

These results are preliminary, and therefore, subject to the Company’s completion of the customary quarterly closing and review procedures.  UTStarcom is scheduled to release its final third quarter results, and to provide guidance for the fourth quarter of 2005, on November 3, 2005.

“Although we are still going through the quarter-end close process, we wanted to make this announcement as early as possible,” added Fran Barton, executive vice president and chief financial officer of UTStarcom.  “Despite the revenue and margin shortfalls, we are pleased with the strong cash flow from operations in the third quarter as cash collections were better than anticipated.”

Potential Asset Impairment Charges

During management’s strategic planning meetings in September, the Company determined that circumstances may have changed sufficiently to indicate that the fair value of some or all of its operating units may be below their book values.  As a result, the Company is currently conducting an evaluation of its goodwill for impairment.  If the fair values of these operating units are concluded to be below their book values, the Company will record a non-cash charge to write-off some or all of its goodwill.  Additionally, the Company is also assessing the value of its other long-lived assets including intangible assets, deferred tax assets and property, plant and equipment.  At the conclusion of this assessment, the Company will determine if it will write-off some of the book value of these assets.  The Company expects to conclude the evaluation as to the amounts of any impairment and reflect any such non-cash charges in its third quarter results by its earnings conference call on November 3rd.

SEC Inquiry

The Company has received notice of a formal inquiry by the staff of the Securities & Exchange Commission into certain aspects of the Company’s financial disclosures during prior reporting periods. The Company is cooperating with that inquiry.

Conference Call

UTStarcom’s management will review the preliminary financial results for the third quarter on a conference call scheduled for today, October 6, 2005 at 2:00pm PDT/ 5:00pm EDT.  The conference call dial-in numbers are as follows:

United States – 888-398-3046; International – 706-634-2492. The Conference Call ID is 1242029.

A replay of the call will be available from approximately 5:00pm PDT, Thursday, October 6, 2005 to 12:00am PDT, Friday, October 14, 2005. The conference call replay numbers are as follows: United States – 800-642-1687; International – 706-645-9291. The Conference Call ID is 1242029.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through UTStarcom’s Web site at: www.utstar.com.

To listen to the live call, please go to the Web site at least 15 minutes early to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will also be available on this site.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the guidance given for anticipated revenue and gross margins for the third quarter of 2005, the anticipated ability to recognize revenue from a specified transaction, the anticipated expansion of contracts with customers, the anticipated timing for the Company to release its final financial results for the third quarter of 2005 and guidance for the fourth quarter of 2005, the anticipated fair value of the Company’s operating units, as well as the prospect, and potential amount of goodwill write-off that the Company may record, the anticipated recoverability of certain long-lived assets, as well as the prospect, and potential amount of related write-offs that the Company may record, and the anticipated timing for the Company to complete its conclusion with respect to potential write-offs.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risk factors include possible accounting entries and adjustments that may be made to the Company’s financial statements as part of the close of the books for the quarter ended September 30, 2005.  These risk factors also include rapidly changing technology, the changing nature of global telecommunications markets, the termination of significant contracts, the direction and results of future research and development efforts, evolving product and applications standards, reduction or delays in system deployments, product transitions, potential non-realization of backlog, changes in demand for and acceptance of the Company’s products, general adverse economic conditions, and trends and uncertainties such as changes in government regulation and licensing requirements. The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.